                                                                    EXHIBIT 13.1

                         CIBA CORNING DIAGNOSTICS CORP.
                       CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED JANUARY 1, 1995, JANUARY 2, 1994
                             AND NOVEMBER 29, 1992

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Ciba Corning Diagnostics Corp.

    We have audited the accompanying consolidated balance sheets of Ciba Corning Diagnostics Corp. (the Company) as of January 1, 1995 and January 2, 1994, and the related consolidated statements of operations, stockholder's equity, and cash flows for the years ended January 1, 1995, January 2, 1994 and November 29, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ciba Corning Diagnostics Corp. at January 1, 1995 and January 2, 1994, and the results of its operations and its cash flows for the years ended January 1, 1995, January 2, 1994 and November 29, 1992.

                                          ERNST & YOUNG LLP

January 27, 1995

                         CIBA CORNING DIAGNOSTICS CORP.
                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                         JANUARY 1,    JANUARY 2,
                                                                                            1995          1994
                                                                                        ------------  ------------
                                                                                        (IN THOUSANDS OF DOLLARS)
Current assets:
  Cash and cash equivalents...........................................................  $     14,953  $      9,518
  Accounts receivable, less allowance of $5,109 in 1994 and
   $4,481 in 1993.....................................................................       126,386       104,799
  Inventories, net (Note 3)...........................................................        72,636        71,096
  Prepaid expenses and other current assets...........................................         7,516         6,379
                                                                                        ------------  ------------
    Total current assets..............................................................       221,491       191,792
Property, plant and equipment (Notes 5 and 11):
  Land................................................................................         2,788         2,349
  Buildings...........................................................................        74,082        47,136
  Machinery and equipment.............................................................       179,840       147,312
  Leasehold improvements..............................................................         9,134         9,072
                                                                                        ------------  ------------
                                                                                             265,844       205,869
Less accumulated depreciation and amortization........................................      (124,749)     (102,554)
                                                                                        ------------  ------------
                                                                                             141,095       103,315
Net investment in sales-type leases (Note 5)..........................................        17,531         9,766
Intangibles, net (Note 6).............................................................        16,272        30,061
Other assets..........................................................................         6,209         4,366
                                                                                        ------------  ------------
    Total assets......................................................................  $    402,598  $    339,300
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term borrowings (Note 7)......................................................  $     38,804  $     35,786
  Accounts payable, trade.............................................................        26,469        24,986
  Due to affiliates (Note 8)..........................................................        68,652        67,568
  Income taxes (Note 9)...............................................................         7,964         5,008
  Other current liabilities (Note 10).................................................        49,455        54,330
                                                                                        ------------  ------------
    Total current liabilities.........................................................       191,344       187,678
Due to affiliates (Note 8)............................................................        55,405        53,000
Long-term obligations (Note 11).......................................................         5,791         5,390
Pensions and other postretirement benefits (Note 12)..................................        40,951        38,071
Other liabilities.....................................................................         4,913         6,429
Commitments and contingencies (Notes 11 and 15)
Stockholder's equity:
  Common stock, $10 par value, authorized, issued and
   outstanding 10,000 shares..........................................................           100           100
Additional contributed capital........................................................       255,557       205,557
Accumulated deficit...................................................................      (159,559)     (161,665)
Cumulative foreign currency translation adjustment....................................         8,096         4,740
                                                                                        ------------  ------------
Total stockholder's equity............................................................       104,194        48,732
                                                                                        ------------  ------------
Total liabilities and stockholder's equity............................................  $    402,598  $    339,300
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                            See accompanying notes.

                         CIBA CORNING DIAGNOSTICS CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                       YEAR ENDED
                                                                       ------------------------------------------
                                                                        JANUARY 1,    JANUARY 2,    NOVEMBER 29,
                                                                           1995          1994           1992
                                                                       ------------  -------------  -------------
                                                                            (IN THOUSANDS OF DOLLARS, EXCEPT
                                                                                   PER SHARE AMOUNTS)
Net sales............................................................  $    455,675  $     423,145  $     370,686
Costs and expenses:
  Cost of sales......................................................       208,916        197,158        186,663
  Selling, general and administrative................................       157,811        149,350        132,628
  Research and development (Notes 4 and 8)...........................        61,484         61,999         63,139
  Amortization of intangibles (Note 6)...............................        12,627          8,829          8,615
  Provision for (recovery of) loss on divestiture of business (Note
   4)................................................................        (3,757)        19,275             --
  Interest -- affiliates.............................................         8,162          8,866          7,944
  Interest -- banks..................................................         2,163          2,212          2,706
  Other, net.........................................................         2,157           (112)          (188)
                                                                       ------------  -------------  -------------
                                                                            449,563        447,577        401,507
                                                                       ------------  -------------  -------------
Income (loss) before income taxes....................................         6,112        (24,432)       (30,821)
Provision for income taxes (Note 9)..................................         4,006          2,083          6,221
                                                                       ------------  -------------  -------------
Net income (loss)....................................................  $      2,106  $     (26,515) $     (37,042)
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
Earnings (loss) per share............................................  $     210.60  $   (2,651.50) $   (3,704.20)
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

                            See accompanying notes.

                         CIBA CORNING DIAGNOSTICS CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                 ADDITIONAL   CUMULATIVE
                                                      COMMON     CONTRIBUTED  TRANSLATION  ACCUMULATED
                                                       STOCK       CAPITAL    ADJUSTMENT     DEFICIT
                                                    -----------  -----------  -----------  -----------
                                                                (IN THOUSANDS OF DOLLARS)
Balances at December 1, 1991, as previously
 reported.........................................   $     100    $ 155,557    $   8,981    $ (97,170)
Cumulative effect of the 1993 change in accounting
 for income taxes.................................      --           --           --            1,488
                                                         -----   -----------  -----------  -----------
Balances at December 1, 1991, as restated.........         100      155,557        8,981      (95,682)
Net loss..........................................      --           --           --          (37,042)
Currency translation adjustment...................      --           --           (2,971)      --
                                                         -----   -----------  -----------  -----------
Balances at November 29, 1992.....................         100      155,557        6,010     (132,724)
Net loss..........................................      --           --           --          (26,515)
Adjustment for five-week transition period of
 operations.......................................      --           --             (471)      (2,426)
Capital contribution..............................      --           50,000       --           --
Currency translation adjustment...................      --           --             (799)      --
                                                         -----   -----------  -----------  -----------
Balances at January 2, 1994.......................         100      205,557        4,740     (161,665)
Net income........................................      --           --           --            2,106
Capital contributions.............................      --           50,000       --           --
Currency translation adjustment...................      --           --            3,356       --
                                                         -----   -----------  -----------  -----------
Balances at January 1, 1995.......................   $     100    $ 255,557    $   8,096    $(159,559)
                                                         -----   -----------  -----------  -----------
                                                         -----   -----------  -----------  -----------

                            See accompanying notes.

                         CIBA CORNING DIAGNOSTICS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED
                                                                            ------------------------------------
                                                                            JANUARY 1,  JANUARY 2,  NOVEMBER 29,
                                                                               1995        1994         1992
                                                                            ----------  ----------  ------------
                                                                                 (IN THOUSANDS OF DOLLARS)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES
  Net income (loss).......................................................  $    2,106  $  (26,515)  $  (37,042)
  Adjustments to reconcile net income or loss to net cash provided by operating activities:
    Depreciation and amortization.........................................      44,930      34,493       27,133
    Provision for (recovery of) loss on divestiture of business...........      (3,757)     19,275       --
    Deferred interest payable to affiliate................................      --           7,074        5,868
    Provision (benefit) for deferred income taxes.........................      (1,768)     (1,863)         945
    Provision for pension and other postretirement benefits...............       6,769       6,659        3,824
    Research and development costs recognized at acquisition..............      --          --           12,794
    Net unrealized foreign currency exchange loss.........................       3,400         415        1,480
  Changes in assets and liabilities, net of businesses acquired and/or disposed of:
    Accounts receivable...................................................     (15,329)     (5,555)     (12,550)
    Inventories...........................................................         581      (7,384)       1,271
    Prepaid expenses......................................................         516       3,165         (137)
    Lease receivables.....................................................     (10,184)     (4,556)      (1,869)
    Accounts payable......................................................       1,180      (6,006)       4,745
    Amounts due to affiliates.............................................     (22,498)       (816)      --
    Other liabilities.....................................................       3,539        (183)       3,490
                                                                            ----------  ----------  ------------
Net cash provided by operating activities.................................       9,485      18,203        9,952
                                                                            ----------  ----------  ------------
INVESTING ACTIVITIES
  Additions to property, plant and equipment..............................     (68,312)    (54,010)     (36,183)
  Payments for business acquired..........................................      (7,850)     (7,150)      --
  Additions to intangible assets..........................................      (1,750)     (5,507)      --
  Other, net..............................................................        (429)       (674)      (2,087)
                                                                            ----------  ----------  ------------
Net cash used in investing activities.....................................     (78,341)    (67,341)     (38,270)
FINANCING ACTIVITIES
  Net short-term borrowings from (repayments to) affiliates...............      25,300      (9,210)      29,345
  Net short-term borrowings from (repayments to) banks....................      (1,403)      4,463          367
  Repayment of long-term debt obligations.................................        (104)       (457)      (2,095)
  Contributed capital.....................................................      50,000      50,000       --
                                                                            ----------  ----------  ------------
Net cash provided by financing activities.................................      73,793      44,796       27,617
Effect of exchange rate changes on cash and cash equivalents..............         498       1,146       (1,306)
                                                                            ----------  ----------  ------------
Net increase (decrease) in cash and cash equivalents......................       5,435      (3,196)      (2,007)
Cash and cash equivalents at beginning of year............................       9,518      12,714       12,411
                                                                            ----------  ----------  ------------
Cash and cash equivalents at end of year..................................  $   14,953  $    9,518   $   10,404
                                                                            ----------  ----------  ------------
                                                                            ----------  ----------  ------------

                            See accompanying notes.

                         CIBA CORNING DIAGNOSTICS CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    On July 15, 1985, Ciba Corning Diagnostics Corp. (the Company) was formed pursuant to an equity venture agreement between Corning Incorporated (Corning) and CIBA-GEIGY Limited (Ciba-Geigy), whereby each owned 50% of the Company's outstanding capital stock. The net assets contributed to the equity venture were generally recorded at their historical cost, but not in excess of net realizable value.

    On December 14, 1989, Ciba-Geigy  acquired Corning's shares of common  stock
of   the  Company;  thus,  the  Company  became  a  wholly-owned  subsidiary  of
Ciba-Geigy.

    On January  4, 1995,  Ciba-Geigy sold  its  shares of  common stock  of  the
Company   to  Chiron  Corporation;  thus,  the  Company  became  a  wholly-owned subsidiary of Chiron Corporation.

CHANGE IN FISCAL YEAR

    The Company changed its fiscal year end from the Sunday nearest November 30 to the Sunday nearest December 31 effective January 4, 1993. Accordingly, fiscal years 1994, 1993 and 1992 ended on January 1, 1995, January 2, 1994 and November 29, 1992, respectively.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and a 49%-owned affiliate in which the Company has effective control. All significant intercompany transactions and accounts have been eliminated in consolidation.

RECLASSIFICATIONS

    Certain reclassifications have been made in the accompanying financial statements for 1993 and 1992 in order to be consistent with the current year's presentation.

TRANSLATION OF FOREIGN CURRENCIES

    Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end rates of exchange. Income and expense accounts are translated into U.S. dollars at weighted-average rates of exchange prevailing during the period. Gains or losses resulting from translating foreign currency financial statements and intercompany balances of a long-term investment nature are accumulated in a separate component of stockholder's equity.

    Gains or losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's local currency) are included in the statement of operations.

CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

    Inventories are stated at the lower of cost or market, cost being determined using principally the last-in, first-out (LIFO) method for U.S. inventories and the first-in, first-out (FIFO) method for non-U.S. inventories.

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are carried on the basis of cost. Capital leases are recorded at the lower of fair value or the present value of future minimum lease payments. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, is computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings......................................................  25-40 years
Machinery and equipment........................................   3-10 years

    Leasehold improvements are amortized over the term of the related leases or their estimated useful lives, whichever is shorter.

INTANGIBLES

    The costs of intangible assets, including patents and licensed technology, are amortized on a straight-line basis over their respective estimated useful lives, ranging from 5 to 11 years. Goodwill represents the excess of purchase price over fair value at date of acquisition of net assets of businesses acquired. Goodwill is being amortized on the straight-line method over periods of not longer than 20 years.

REVENUE RECOGNITION

    Revenues from sales of equipment and supplies are recognized generally at the time the products are shipped. Service contract revenue is recognized ratably over the term of the contract. Revenues from the sale of equipment under sales-type leases are recognized at the inception of the lease. Revenues from operating leases are recognized as rentals become receivable according to the provisions of the leases.

INCOME TAXES

    Income tax expense is based on reported income before income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

EARNINGS PER SHARE

    Earnings  per   share  is   computed   by  dividing   net  income   by   the
weighted-average number of common shares outstanding.

2.  ACCOUNTING CHANGE
    In 1992, the Financial Accounting Standards Board issued Statement No. 109 (SFAS No. 109), "Accounting for Income Taxes." The Company adopted the provisions of the Standard in its 1993 financial statements and restated its 1992 financial statements. The effect of adapting SFAS No. 109 was immaterial to the net loss reported for the year ended November 29, 1992. The cumulative effect of adapting SFAS No. 109 as of December 1, 1991 decreased the beginning balance of accumulated deficit by $1,488.

    Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

2.  ACCOUNTING CHANGE (CONTINUED)
SFAS No. 109, income tax expense was determined using the liability method prescribed by SFAS No. 96, which is superseded by SFAS No. 109. Among other changes, SFAS No. 109 changes the recognition and measurement criteria for deferred tax assets included in SFAS No. 96.

3.  INVENTORIES
    Inventories at January 1, 1995 and January 2, 1994 are classified and valued as indicated in the following summary:

                                                                           1994       1993
                                                                         ---------  ---------
Classification:
  Finished goods.......................................................  $  49,614  $  45,563
  Work-in-process......................................................      5,474      8,708
  Raw material and supplies............................................     17,548     16,825
                                                                         ---------  ---------
                                                                         $  72,636  $  71,096
                                                                         ---------  ---------
                                                                         ---------  ---------
Valued at lower of cost or market:
  LIFO basis...........................................................  $  25,828  $  23,946
  FIFO basis...........................................................     33,555     33,054
  Average cost basis...................................................     13,253     14,096
                                                                         ---------  ---------
                                                                         $  72,636  $  71,096
                                                                         ---------  ---------
                                                                         ---------  ---------

    Inventories valued on the LIFO basis at January 1, 1995 and January 2, 1994 were approximately $10,600 and $9,400, respectively, less than the amounts of such inventories valued at current costs.

4.  ACQUISITIONS AND DIVESTITURES
    In 1993, the Company adopted a plan to dispose of its near patient testing business and provided for a $19,275 loss on divestiture. Upon disposition of the business in 1994, the Company determined that $3,757 of certain divestiture costs would not be incurred. Accordingly, the financial statements for 1994 reflect a reversal of the loss provided in an amount totalling $3,757.

    In 1992, the Company entered into an agreement to purchase substantially all of the assets of the in vitro cancer diagnostic business of Triton Diagnostics Inc. (Triton), a wholly-owned subsidiary of Shell Oil Company (Shell), for $20,000 in cash. The purchase price was paid over a period of two years; $5,000 at closing, $7,150 in 1993 and $7,850 in 1994.

    The acquisition was accounted for as a purchase and the consideration issued by the Company was allocated to the tangible and intangible assets of Triton. The purchase price exceeded the fair value of the tangible and identifiable intangible assets by $12,800. This amount was allocated to in-process and funded research and development and charged to research and development expense in 1992.

    The purchase agreement also required the Company and Shell to establish in 1992 a limited partnership for further product research and development, under which Shell agreed to fund the partnership a total of $12,000 through 1994, plus an additional $1,000 in each of the subsequent two years. At the same time, the Company entered into a research and development contract with the partnership under which the Company agreed to perform research and development of certain products. In consideration of the performance of such services, the partnership paid the Company $5,850 in 1994 and $5,700 in 1993, which approximated the actual costs incurred by the Company.

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

4.  ACQUISITIONS AND DIVESTITURES (CONTINUED)
    The limited partnership is owned 99% by Shell, the limited partner, and 1% by the Company, the general partner, who has agreed to license the Triton technology to the partnership in return for the option to acquire Shell's ownership interest at predetermined values. Under certain circumstances, Shell may require the Company to purchase its ownership interest at predetermined values. On January 5, 1995, Shell exercised its option to require the Company to purchase its interest at a price of $2,000, plus other predetermined values, effective January 3, 1997.

5.  SALES TYPE AND OPERATING LEASES
    The Company leases its instruments to customers primarily through operating leases, substantially all of which expire within one year. The Company's net investment in instruments leased to customers under operating leases, included in machinery and equipment in the accompanying balance sheet, was as follows at January 1, 1995 and January 2, 1994:

                                                                           1994       1993
                                                                         ---------  ---------
Equipment..............................................................  $  54,170  $  38,324
Less accumulated depreciation..........................................     28,956     17,358
                                                                         ---------  ---------
Net investment.........................................................  $  25,214  $  20,966
                                                                         ---------  ---------
                                                                         ---------  ---------

    The Company also leases instruments to customers under sales-type leases as defined in Statement of Financial Accounting Standards No. 13. The leases expire over the next five years. The components of the net investment in sales-type leases were as follows at January 1, 1995 and January 2, 1994:

                                                                           1994       1993
                                                                         ---------  ---------
Minimum lease payments receivable......................................  $  27,109  $  15,854
Less unearned interest income..........................................      2,456      1,385
                                                                         ---------  ---------
                                                                            24,653     14,469
Less current portion...................................................      7,122      4,703
                                                                         ---------  ---------
Long-term portion of leases receivable.................................  $  17,531  $   9,766
                                                                         ---------  ---------
                                                                         ---------  ---------

    Future minimum lease payments due from customers under sales-type leases as of January 1, 1995 are as follows:

1995..............................................................  $   8,554
1996..............................................................      9,908
1997..............................................................      6,000
1998..............................................................      1,854
1999..............................................................        793
                                                                    ---------
                                                                    $  27,109
                                                                    ---------
                                                                    ---------

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

6.  INTANGIBLE ASSETS
    Intangible assets at January 1, 1995 and January 2, 1994 consisted of the following:

                                                                           1994       1993
                                                                         ---------  ---------
Patents, technology licensing agreements and other intangible assets, less accumulated amortization (1994, $11,848; 1993, $5,587)...........  $  11,689  $  18,337
Goodwill, less accumulated amortization (1994, $1,672; 1993, $992).....      4,583      4,636
Covenant not to compete, less accumulated amortization (1994, $38,499;
 1993, $31,314)........................................................     --          7,088
                                                                         ---------  ---------
                                                                         $  16,272  $  30,061
                                                                         ---------  ---------
                                                                         ---------  ---------

    In 1994, the Company, after a review of its intangible assets for recoverability of their carrying amounts in the future, recorded an impairment loss in the amount of $4,891, based on the estimated future cash flows expected to result from use of certain intangible assets or their eventual disposition. This impairment loss was included in amortization expense of intangibles in the accompanying consolidated statement of income.

    In 1993, the Company entered into an agreement to pay a company $12.9 million over a period of ten years for a license to use patented technology in certain of the Company's products. The agreement requires the Company to make fixed payments annually, beginning with an initial payment of $5 million in 1993, in lieu of ongoing royalties on sales of the licensed products. The
Company recorded the fixed obligation at present value in the amount of approximately $9.6 million in 1993 and is amortizing the intangible asset of a corresponding amount over the remaining 11-year life of the underlying patents.

    In connection with Ciba-Geigy's acquisition of Corning's interest in the Company in 1990, the Company entered into a covenant not to compete for Corning's agreement not to compete in the diagnostic products market for a period of five years. This asset was fully amortized effective January 1, 1995.

7.  SHORT-TERM BORROWINGS
    Short-term borrowings at January 1, 1995 and January 2, 1994 consisted of the following:

                                                                           1994       1993
                                                                         ---------  ---------
Foreign bank overdrafts................................................  $  38,462  $  35,377
Current portion of long-term obligations...............................        342        409
                                                                         ---------  ---------
                                                                         $  38,804  $  35,786
                                                                         ---------  ---------
                                                                         ---------  ---------

    The Company's international subsidiaries have overdraft facilities with foreign banks up to a limit of $69,020, at rates ranging from 3% to 17% at January 1, 1995. At January 1, 1995 and January 2, 1994, the weighted average interest on short-term borrowings was approximately 3.8% and 3.7%, respectively.

8.  RELATED-PARTY TRANSACTIONS
    The Company is dependent upon its parent for current and future financing and has significant transactions therewith.

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

8.  RELATED-PARTY TRANSACTIONS (CONTINUED)
    Amounts due to affiliates were as follows at January 1, 1995 and January 2, 1994:

                                                                           1994       1993
                                                                         ---------  ---------
Current:
  Revolving credit agreements..........................................  $  68,576  $  36,000
  Overdraft facility...................................................     --          9,000
  Other payables.......................................................         76     22,568
                                                                         ---------  ---------
                                                                         $  68,652  $  67,568
                                                                         ---------  ---------
                                                                         ---------  ---------
Long-term:
  Note payable and accrued interest....................................  $  55,405  $  53,000
                                                                         ---------  ---------
                                                                         ---------  ---------

    At January 1, 1995, the Company had amounts due Ciba-Geigy of $123,493, at interest rates ranging from 5.8% to 9.5%, with a weighted-average interest rate of 6.8%. At January 2, 1994, the weighted-average interest rate was 4.8%.

    In 1990, the Company borrowed $53,000 from a foreign affiliate of Ciba-Geigy. The note was due in 1995 and bore interest at a rate of 9.5% per annum. Interest payments for the first three years were deferred and were paid in 1994, together with interest on such deferred interest payments, which was calculated at an annual compounded rate of 9.5%.

    On January 4, 1995, Ciba-Geigy sold its shares of stock in the Company to Chiron Corporation. In connection with this transaction, effective as of the first day of business in 1995, Ciba-Geigy contributed $68,576 in capital to the Company. At the same time, the Company repaid debt payable to Ciba-Geigy in the same amount and entered into a new note payable for $55,405 for the remaining debt of $54,917 plus accrued interest of $488. The principal and all accrued interest will be due and payable on January 1, 2000. The interest rate will be the applicable cost of funds borrowed by Chiron Corporation under a credit facility with Ciba-Geigy.

    Total interest expense incurred  in 1994, 1993 and  1992 on borrowings  from
affiliates   of  Ciba-Geigy   was  approximately  $8,162,   $8,866  and  $7,944,
respectively.

    The Company had an arrangement to provide research and development to Ciba-Geigy through 1994 for a total value of $7,100. Of this total amount, $2,700, $2,700 and $1,700 was received in 1994, 1993 and 1992, respectively.

    In 1994 and 1993, Ciba-Geigy contributed capital of $50,000 in each year.

9.  INCOME TAXES
    The components of the provision (benefit) for income taxes were as follows:

                                                                 1994       1993       1992
                                                               ---------  ---------  ---------
Current:
  State......................................................  $     315  $     370  $  --
  International..............................................      5,459      3,096      5,276
Deferred:
  International..............................................     (1,768)    (1,383)       945
                                                               ---------  ---------  ---------
                                                               $   4,006  $   2,083  $   6,221
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

9.  INCOME TAXES (CONTINUED)
    The source of income (loss) before income taxes was as follows:

                                                              1994        1993        1992
                                                            ---------  ----------  ----------
United States.............................................  $     450  $  (25,288) $  (42,906)
International.............................................      5,662         856      12,085
                                                            ---------  ----------  ----------
                                                            $   6,112  $  (24,432) $  (30,821)
                                                            ---------  ----------  ----------
                                                            ---------  ----------  ----------

    Components of deferred tax balances as of January 1, 1995 and January 2, 1994 were as follows:

                                                                          1994        1993
                                                                       ----------  ----------
Deferred tax liabilities:
  Depreciation.......................................................  $   --      $       14
  Inventory expensed.................................................       1,658       1,922
                                                                       ----------  ----------
Total deferred tax liabilities.......................................       1,658       1,936
                                                                       ----------  ----------
Deferred tax assets:
  Inventory and other reserves.......................................       5,178      11,906
  Depreciation.......................................................       3,307       6,862
  Purchased technologies.............................................       5,571       3,945
  Accrued compensation and severance.................................         557         312
  Net operating loss and business credit carryforwards...............      31,360      23,950
  Pension benefits...................................................      13,890      13,096
  Other..............................................................         579      --
                                                                       ----------  ----------
Total deferred tax assets............................................      60,442      60,071
                                                                       ----------  ----------
Less valuation allowance.............................................     (54,520)    (56,484)
                                                                       ----------  ----------
Net deferred income tax assets.......................................  $    4,264  $    1,651
                                                                       ----------  ----------
                                                                       ----------  ----------

    The net change in the valuation allowance for deferred tax assets in 1994 was a decrease of $1,964.

    A reconciliation between taxes computed at the federal statutory rate and the consolidated tax provision follows:

                                                                1994       1993        1992
                                                              ---------  ---------  ----------
Computed at federal statutory rate..........................  $   2,139  $  (8,551) $  (10,479)
Foreign income subject to tax greater than statutory rate...        899        713         412
Operating losses providing no benefit.......................        431     10,039      14,533
Nondeductible expenses......................................        226      1,214       1,900
Other.......................................................        311     (1,332)       (145)
                                                              ---------  ---------  ----------
Consolidated tax provision..................................  $   4,006  $   2,083  $    6,221
                                                              ---------  ---------  ----------
                                                              ---------  ---------  ----------

    At January 1, 1995, no U.S. income taxes have been provided for $16,990 of unremitted earnings on international subsidiaries due to the availability of foreign tax credits. Amounts that would be required to be withheld by non-U.S. tax jurisdictions upon repatriation of such earnings are immaterial.

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

9.  INCOME TAXES (CONTINUED)
    At January 1, 1995, the Company had operating loss carryforwards for tax purposes of $71,441. The Company's alternative minimum tax loss carryforwards for tax purposes was $43,975. The operating loss carryforwards expire through the year 2009. Additionally, the Company had tax credit carryforwards for tax purposes of $5,605 expiring through the year 2009.

10. OTHER CURRENT LIABILITIES
    Other current liabilities at January 1, 1995 and January 2, 1994 consisted of the following:

                                                                           1994       1993
                                                                         ---------  ---------
Wages and related benefits.............................................  $  16,983  $  15,198
Deferred service revenue...............................................     11,451      7,437
Warranty reserve.......................................................      2,949      2,768
Business acquisition obligation........................................     --          7,850
Accrued losses on divestiture..........................................     --          4,330
Other..................................................................     18,072     16,747
                                                                         ---------  ---------
                                                                         $  49,455  $  54,330
                                                                         ---------  ---------
                                                                         ---------  ---------

11. LONG-TERM OBLIGATIONS AND COMMITMENTS
    Long-term obligations at January 1, 1995 and January 2, 1994 consisted of the following:

                                                                             1994       1993
                                                                           ---------  ---------
Industrial revenue bonds, 5.68% average interest rate, due 2000 through
 2014....................................................................  $   2,000  $   2,000
Capital lease obligations................................................      3,791      3,390
                                                                           ---------  ---------
                                                                           $   5,791  $   5,390
                                                                           ---------  ---------
                                                                           ---------  ---------

    Future minimum payments, under both capital and noncancellable operating leases with terms of one year or more consisted of the following at January 1, 1995:

                                                                           CAPITAL   OPERATING
                                                                           LEASES     LEASES
                                                                          ---------  ---------
1995....................................................................  $     693  $   5,971
1996....................................................................        685      4,423
1997....................................................................        660      3,299
1998....................................................................        660      2,482
1999....................................................................        618      2,516
2000 and thereafter.....................................................      2,945     13,349
                                                                          ---------  ---------
Total minimum lease payments............................................      6,261  $  32,040
                                                                                     ---------
                                                                                     ---------
Amounts representing interest...........................................      2,128
                                                                          ---------
Present value of future minimum lease payments..........................      4,133
Less amounts due within one year........................................        342
                                                                          ---------
                                                                          $   3,791
                                                                          ---------
                                                                          ---------

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

11. LONG-TERM OBLIGATIONS AND COMMITMENTS (CONTINUED)
    Property, plant and equipment include the following amounts for leases which have been capitalized at January 1, 1995 and January 2, 1994:

                                                                             1994       1993
                                                                           ---------  ---------
Land.....................................................................  $     584  $     528
Buildings................................................................      3,737      3,380
Machinery and equipment..................................................        537      1,333
                                                                           ---------  ---------
                                                                               4,858      5,241
Accumulated amortization.................................................       (616)    (1,080)
                                                                           ---------  ---------
                                                                           $   4,242  $   4,161
                                                                           ---------  ---------
                                                                           ---------  ---------

    Rental expense for all operating leases was $12,099 in 1994, $12,344 in 1993 and $11,685 in 1992.

12. EMPLOYEE BENEFIT PLANS

PENSIONS -- UNITED STATES

    The Company has a noncontributory defined benefit pension plan that covers all of its U.S. employees. The benefits are based on length of service and the employees' career average compensation. The Company's policy is to fund the pension plan in amounts which comply with contribution limits imposed by law. Plan assets consist of commingled and master trust funds invested mainly in equities and fixed-income securities.

    The components of net periodic pension cost and the significant assumptions for the U.S. plan consisted of the following:

                                                                   1994       1993       1992
                                                                 ---------  ---------  ---------
SERVICE COST -- BENEFITS EARNED DURING THE PERIOD..............  $   3,258  $   2,848  $   2,513
Interest cost on projected benefit obligations.................      3,312      2,781      2,413
Actual return on plan assets...................................       (257)    (2,358)    (1,954)
Net amortization and deferral..................................     (2,461)        21          8
                                                                 ---------  ---------  ---------
Net periodic pension cost......................................  $   3,852  $   3,292  $   2,980
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------
Discount rate for obligations..................................        8.5%       7.5%       8.0%
Rate of increase in compensation levels........................        5.0%       4.0%       5.0%
Expected long-term rate of return..............................        9.0%       9.0%       9.0%

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The reconciliation of the funded status of the U.S. plan follows based upon a measurement date of September 30:

                                                                           1994       1993
                                                                         ---------  ---------
Actuarial present value of projected benefits obligation, based on employment service to date and current salary levels:
Vested employees.......................................................  $  33,084  $  32,307
Nonvested employees....................................................      2,850      2,817
Accumulated benefit obligation.........................................     35,934     35,124
Additional amounts related to projected salary increases...............      8,212      8,073
                                                                         ---------  ---------
Total projected benefit obligation.....................................     44,146     43,197
Plan assets at fair value..............................................     38,054     35,902
                                                                         ---------  ---------
Plan assets less than projected benefit obligation.....................     (6,092)    (7,295)
Unamortized net asset existing at date of adoption of SFAS No. 87
 (October 1, 1985).....................................................     (1,003)    (1,170)
Unrecognized prior service cost........................................      3,937      2,547
Unrecognized net actuarial gain........................................     (6,781)    (2,800)
                                                                         ---------  ---------
Unfunded accrued pension cost recognized in consolidated balance sheet.................................................................  $  (9,939) $  (8,718)
                                                                         ---------  ---------
                                                                         ---------  ---------

PENSIONS -- INTERNATIONAL

    The Company has defined benefit pension plans covering employees in certain countries outside of the United States as well. Benefit plans in the United
Kingdom, Japan and Germany are based on length of service and employee compensation near retirement. In the United Kingdom and Japan, the Company's funding is in accordance with local laws and income tax regulations, while the German pension plan is largely unfunded. Plan assets in the United Kingdom consist primarily of equities and fixed-income securities. In Japan, plan assets consist of an insurance contract.

    The components of net periodic pension cost and the significant assumptions for the international plans consisted of the following:

                                                        1994          1993          1992
                                                    ------------  ------------  ------------
Service costs.....................................  $    1,514    $    1,315    $    1,333
Interest cost.....................................       1,245         1,112         1,253
Return on assets..................................      (1,034)         (715)         (901)
Net amortization and deferral.....................          13           115           171
                                                    ------------  ------------  ------------
                                                    $    1,738    $    1,827    $    1,856
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------
Discount rate for obligations.....................    5.5%-9.0%     5.5%-7.5%     5.5%-9.0%
Rate of increase in compensation..................    3.5%-7.5%     4.0%-6.0%     5.5%-7.5%
Expected long-term rate of return.................    3.0%-9.0%     3.0%-9.0%     3.0%-9.0%

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The reconciliation of the funded status of the international plans follows based upon a measurement date of September 30:

                                                           1994                         1993
                                                ---------------------------  ---------------------------
                                                   ASSETS                       ASSETS
                                                   EXCEED      ACCUMULATED      EXCEED      ACCUMULATED
                                                ACCUMULATED     BENEFITS     ACCUMULATED     BENEFITS
                                                  BENEFITS    EXCEED ASSETS    BENEFITS    EXCEED ASSETS
                                                ------------  -------------  ------------  -------------
Actuarial present value of projected benefit
 obligation, based on employment service to
 date and current salary levels:
  Vested employees............................   $   10,692    $     2,014    $   11,633    $     1,574
  Nonvested employees.........................          733            585            53            497
                                                ------------  -------------  ------------  -------------
  Accumulated benefit obligation..............       11,425          2,599        11,686          2,071
Additional amounts related to projected salary
 increases....................................        3,259          1,227         3,081          1,027
                                                ------------  -------------  ------------  -------------
Total projected benefit obligation............       14,684          3,826        14,767          3,098
Plan assets at fair value.....................       15,106            387        13,285            329
                                                ------------  -------------  ------------  -------------
Plan assets greater (less) than projected
 benefit obligation...........................   $      422    $    (3,439)   $   (1,482)   $    (2,769)
Unamortized net liability existing at date of
 adoption of SFAS No. 87 (October 1, 1989)....          926            187           950            197
Unrecognized net actuarial loss (gain)........       (1,978)           227           102            168
                                                ------------  -------------  ------------  -------------
Accrued pension cost recognized in
 consolidated balance sheet...................   $     (630)   $    (3,025)   $     (430)   $    (2,404)
                                                ------------  -------------  ------------  -------------
                                                ------------  -------------  ------------  -------------

OTHER POSTRETIREMENT BENEFITS

    The Company also sponsors two defined benefit postretirement plans that cover substantially all of its U.S. employees. One plan provides medical and dental benefits (health care plan) and the other provides life insurance benefits. The postretirement health care plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The funding policy for both plans is to pay claims and/or insurance premiums as they come due.

    In 1993, the Company amended its postretirement benefit plans other than pensions to (1) change the eligibility for medical care and life insurance by increasing the minimum years of service from 5 to 10 years; (2) shift the cost sharing for the medical plan to the retiree by increasing the proportion of costs paid by the retiree based on years of service and limiting the overall proportion paid by the Company to the level paid by active employees and (3) contain future medical cost increases paid by the Company by sharing such increases with the retiree proportionately until 2010, after which date cost increases would be paid entirely by the retiree.

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    Net periodic postretirement benefit cost included the following components:

                                                                   1994       1993       1992
                                                                 ---------  ---------  ---------
Service cost -- benefits attributable to service during the
 period........................................................  $     955  $     908  $   2,076
Interest cost on accumulated postretirement benefit
 obligation....................................................      1,070        929      1,754
Amortization of prior service cost.............................       (652)      (645)    --
Net amortization and deferral..................................       (194)      (236)       (45)
                                                                 ---------  ---------  ---------
Net periodic postretirement benefit cost.......................  $   1,179  $     956  $   3,785
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    The following table sets forth the plans' combined funded status reconciled with the amounts recognized in the Company's consolidated balance sheet based upon a measurement date of September 30:

                                                                          1994        1993
                                                                       ----------  ----------
Accumulated postretirement benefit obligation:
  Retirees...........................................................  $    3,959  $    2,356
  Fully eligible active plan participants............................       4,963       4,702
  Other active plan participants.....................................       5,398       7,314
                                                                       ----------  ----------
                                                                           14,320      14,372
Plan assets at fair value............................................      --          --
                                                                       ----------  ----------
Accumulated postretirement benefit obligation in excess of plan
 assets..............................................................     (14,320)    (14,372)
Unrecognized prior service cost......................................      (8,396)     (9,049)
Unrecognized net actuarial gain......................................      (6,231)     (4,568)
                                                                       ----------  ----------
Unfunded accrued postretirement benefit cost recognized in
 consolidated balance sheet..........................................  $  (28,947) $  (27,989)
                                                                       ----------  ----------
                                                                       ----------  ----------

    For measurement purposes, a 9.1% increase in pre-age 65 premiums and a 8.1% increase in post-age 65 premiums was assumed for 1995. Thereafter, the rate of increase was assumed to be 10.0% and then decrease gradually to 5.0% for the 2005-2006 year and remain at that level. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of January 1, 1995 by $2,308 and the aggregate of the service and the interest cost components of net periodic postretirement benefit cost for the year then ended by $414.

    The weighted-average discount rate and the rate of increase in future compensation used in levels determining the accumulated postretirement benefit obligation of the medical and life insurance plans were 8.5% and 5%, respectively.

INCENTIVE COMPENSATION

    The  Company  has  additional   compensation  plans  covering  certain   key
employees. Pay-outs under these plans are computed under various formulas recognizing individual achievement and overall corporate performance. Additional compensation earned by Company employees under these plans amounted to $2,700 in 1994, $3,842 in 1993 and $3,568 in 1992.

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
OTHER

    U.S. employees are eligible to participate in the Ciba Corning Diagnostics Corp. Investment Plan. Participants may contribute up to 15% of their annual compensation to the plan (subject to certain limitations prescribed by the Internal Revenue Code), and the Company will match the participants' contributions, on a 50% to 100% basis, depending on years of service, up to 6% of compensation. Participants' contributions may be made on either an after-tax basis or a pre-tax salary reduction basis in accordance with the provisions of
Section 401(k) of the Internal Revenue Code. Total contributions made by the Company were approximately $2,300 in 1994, $1,800 in 1993 and $1,400 in 1992.

13. FOREIGN OPERATIONS
    Aggregate foreign currency exchange losses included in other expense were $3,767, $1,479 and $900 in 1994, 1993 and 1992, respectively.

14. SUPPLEMENTAL CASH FLOW INFORMATION
    The Company's noncash financing and investing activities and cash payments for interest and income taxes were as follows:

                                                                1994       1993       1992
                                                              ---------  ---------  ---------
Cost of business acquisitions (Payable in
 1993 and 1994).............................................  $  --      $  --      $  20,783
Capital leases initiated....................................     --         --            640
Cash paid during the year for:
  Interest..................................................     31,369      4,170      4,137
  Income taxes..............................................      5,002      5,196      2,824

15. CONTINGENCIES
    The Company is subject to various legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, however, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

16. INSURANCE
    Under the Company's insurance programs, coverage is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. It is the policy of the Company to retain a significant portion of certain expected losses related primarily to physical loss to property, business interruption resulting from such loss and comprehensive general, product and vehicle liability. Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred.

17. FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES
    The carrying values of the Company's financial instruments approximate fair value due to their short maturities or market interest rates over the term of the agreement.

    The Company hedges certain exposures to foreign currency fluctuations in net monetary assets and liabilities denominated in foreign currencies. Forward exchange contracts and currency options used to hedge net monetary assets and liabilities generally have maturities which do not exceed eight months.

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

17. FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES (CONTINUED)
    At January 1, 1995 and January 2, 1994, the Company had contracts to exchange foreign currencies, principally the French franc and German mark in 1994, and Australian dollar in 1993, as follows:

                                                                                1994       1993
                                                                              ---------  ---------
Purchased currency options..................................................  $   3,000  $  --
Forward exchange contracts..................................................     --            609

    Gains and losses on these contracts are recognized in the statement of income as incurred. Losses on option contracts are limited to the premiums paid.

    The Company sells its products directly to a large number of hospitals, clinical laboratories and research facilities, as well as through a number of distributors, that are dispersed across different geographic areas around the world. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses historically have been small, which is consistent with management's expectations.

18. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION
    The Company operates in one principal industry segment: the design, manufacture, sale and service of in vitro medical diagnostic test systems for use by hospitals, clinical laboratories and research facilities.

                         CIBA CORNING DIAGNOSTICS CORP.

                                JANUARY 1, 1995
                           (IN THOUSANDS OF DOLLARS)

18. INDUSTRY SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)
    Geographic financial information is as follows:

                                                                                  ADJUSTMENTS
                                       UNITED                                         AND
                                       STATES     EUROPE      ASIA       OTHER    ELIMINATIONS  CONSOLIDATED
                                      ---------  ---------  ---------  ---------  ------------  ------------
Sales to unaffiliated
 customers...............       1994  $ 180,029  $ 141,073  $ 106,238  $  28,335   $   --        $  455,675
                                1993    174,785    129,324     96,313     22,723       --           423,145
                                1992    152,814    119,038     81,659     17,175       --           370,686
Transfers between
 geographic areas........       1994    116,168     10,596        266     --         (127,030)       --
                                1993    106,460     10,729        281     --         (117,470)       --
                                1992     85,068     11,007        209     --          (96,284)       --
Operating income
 (loss)..................       1994     13,314      7,253      3,735     (2,569)      (5,296)       16,437
                                1993    (16,446)      (223)     2,412      1,730         (827)      (13,354)
                                1992    (31,104)    10,804      2,938      1,663       (4,472)      (20,171)
Interest expense.........       1994     --         --         --         --           --            10,325
                                1993     --         --         --         --           --            11,078
                                1992     --         --         --         --           --            10,650
Income (loss) before
 income taxes............       1994     --         --         --         --           --             6,112
                                1993     --         --         --         --           --           (24,432)
                                1992     --         --         --         --           --           (30,821)
Identifiable assets at
 end of year.............       1994    249,756    107,859     77,366     18,297      (70,883)      382,395
                                1993    214,495     88,716     66,710     18,925      (62,651)      326,195
                                1992    190,846     92,735     53,195     12,313      (49,923)      299,166
Corporate assets.........       1994     --         --         --         --           --            20,203
                                1993     --         --         --         --           --            13,105
                                1992     --         --         --         --           --            11,904
Total assets at year
 end.....................       1994     --         --         --         --           --           402,598
                                1993     --         --         --         --           --           339,300
                                1992     --         --         --         --           --           311,070

    Net sales to unaffiliated customers by geographic area is based on the location where the transaction originates. Transfers between geographic areas are recorded at amounts generally above cost and in accordance with the rules and regulations of the respective governing tax authorities. Operating income consists of total net sales less operating expenses and does not include either interest expense or income taxes. Identifiable assets of geographic areas are those assets used in the Company's operations in each area. Corporate assets include cash and cash equivalents and deferred income taxes.